Exhibit 99.1

ImmunoGen Reports Recent Progress and First Quarter 2019 Financial Results

Encouraging Efficacy Signal Observed in Pre-Specified Subset of Patients in Phase 3 FORWARD I Study; Company to Meet with Regulators this Quarter to Discuss Potential Path Forward for Mirvetuximab Soravtansine Monotherapy

FORWARD II Trial with Mirvetuximab Combinations Continues to Enroll, with Mature Data from Avastin® Expansion Cohort to be Presented at ASCO

Operational Review Underway with Goal of Extending Cash Position

Conference Call to be Held at 8:00 a.m. ET Today

Waltham, Mass. – May 3, 2019 – ImmunoGen, Inc., (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today reviewed recent progress in the business and reported financial results for the quarter ended March 31, 2019.

“Following the readout of the top-line results from FORWARD I, we have undertaken a comprehensive analysis of the data and see a consistent efficacy signal across a range of parameters in the pre-specified subset of ovarian cancer patients with high folate receptor alpha (FRα) expression. Specifically, in comparison to chemotherapy, we have observed higher response rates, more durable responses, and longer progression-free and overall survival in patients with high FRα expression treated with mirvetuximab,” said Mark Enyedy, ImmunoGen’s President and Chief Executive Officer. “With the benefit of this analysis and input from our clinical and regulatory advisors, we will be meeting with the FDA this quarter to discuss a potential path to registration for mirvetuximab as a monotherapy.”

Enyedy continued, “In parallel, our FORWARD II combination trial continues to enroll patients and we look forward to presenting mature data for mirvetuximab in combination with Avastin in platinum-resistant ovarian cancer patients at ASCO. In addition, we ended the quarter with $270 million on the balance sheet and are conducting an operational review to enable us to extend our cash runway and execute against our goal of delivering more good days to people with cancer.”

RECENT PROGRESS

Mirvetuximab Soravtansine

•

Top-line results announced from the Phase 3 FORWARD I study of mirvetuximab soravtansine in FRα-positive, platinum-resistant ovarian cancer; data from the pre-specified subset of patients with high FRα expression suggest a favorable benefit-risk profile in this population.

•

Enrollment initiated for FORWARD II Avastin® (bevacizumab) cohort in ovarian cancer patients for whom a non-platinum-based regimen would be an appropriate next therapy; this “platinum agnostic” population will include patients progressing after PARP inhibitor maintenance therapy, who represent an increasing share of the market.

IGN Programs, Early-Stage Pipeline, and Research

•

Enrollment continues in expansion cohorts of a Phase 1 study of IMGN632 in patients with relapsed or refractory adult acute myeloid leukemia (AML) and blastic plasmacytoid dendritic cell neoplasm (BPDCN); study expanded to Europe.

•	Enrollment nearing completion for Phase 1 study of IMGN779 in AML patients.

•	IND-enabling activities on track for IMGC936, a novel ADAM9-targeting ADC being developed in collaboration with MacroGenics.
•	Eleven posters presented at the American Association of Cancer Research (AACR) Annual Meeting in March demonstrating continued innovation from the Company’s research platform.

Operational Updates

•

Sale of residual rights to receive royalty payments on commercial sales of Kadcyla® (ado-trastuzumab emtansine) to the Ontario Municipal Employees Retirement System (OMERS), the defined benefit pension plan for municipal employees in the Province of Ontario, Canada, completed for $65 million.

•	Operational review of the business underway with the objective of extending the Company’s cash runway.

ANTICIPATED UPCOMING EVENTS

•

Meet with the U.S. Food and Drug Administration (FDA) in Q2 to discuss a potential path to registration for mirvetuximab soravtansine as a monotherapy for the treatment of platinum-resistant ovarian cancer patients with high FRα expression; the Company also plans to engage with the European Medicines Agency (EMA) around conditional marketing authorization;

•

Present mature data from the FORWARD II expansion cohort evaluating mirvetuximab in combination with Avastin in patients with platinum-resistant ovarian cancer at the American Society of Clinical Oncology (ASCO) Annual Meeting; additional data from an investigator-sponsored study evaluating mirvetuximab in combination with gemcitabine will also be presented;

•	Present full FORWARD I data and initial FORWARD II triplet data at a medical meeting later this year;
•	Present updated IMGN632 data with additional AML and BPDCN patients, and establish the recommended Phase 2 dose and schedule; initiate IMGN632 combination studies;
•	Establish IMGN779 recommended Phase 2 dose and schedule; and
•	Submit an IND for IMGC936 before the end of 2019.

FINANCIAL RESULTS

Revenues for the quarter ended March 31, 2019 were $8.6 million, compared with $19.8 million for the quarter ended March 31, 2018. Revenues in the first quarter of 2019 included $8.5 million in non-cash royalty revenues, compared with $7.2 million for the first quarter of 2018. Revenues for the prior year period also included $11.5 million of recognized upfront license and milestone fees previously received from partners, $0.4 million of research and development (R&D) support fees, and $0.7 million of clinical materials revenue, compared with $0.1 million of similar fees earned in the current period.

Operating expenses for the first quarter of 2019 were $50.2 million, compared with $56.6 million for the same quarter in 2018. The decrease was driven by R&D expenses, which were $38.9 million in the first quarter of 2019, compared with $44.8 million for the first quarter of 2018. This decrease was primarily due to lower clinical trial costs in the current period, driven by patient enrollment in the FORWARD I Phase 3 clinical trial during the prior year period. General and administrative expenses in the first quarter of 2019 were $10.8 million, compared to $10.0 million in the first quarter of 2018, primarily due to increased personnel costs driven by greater stock-based compensation and severance expense, partially offset by decreased third-party service fees. Operating expenses for the first quarter of 2019 also included a $0.6 million restructuring charge related to a loss recorded on leased office space, compared to a $1.7 million charge recorded in the first quarter of 2018 related to the decommissioning of the Company’s Norwood facility.

ImmunoGen reported a net loss of $43.8 million, or $0.30 per basic and diluted share, for the first quarter of 2019, compared with a net loss of $38.6 million, or $0.30 per basic and diluted share, for the same quarter last year. Weighted average shares outstanding increased to 147.8 million from 130.6 million in those quarters.

ImmunoGen had $270.4 million in cash and cash equivalents as of March 31, 2019, compared with $262.3 million as of December 31, 2018, and had $2.1 million of convertible debt outstanding in each period. Cash provided by operations was $10.2 million for the first quarter of 2019, compared with cash used in operations of $(50.0) million for the first quarter of 2018. The current period benefited from $65.2 million of net proceeds generated from the sale of the Company’s residual rights to Kadcyla royalties in January 2019. Capital expenditures were $2.1 million and $1.0 million for the first quarter of 2019 and 2018, respectively.

FINANCIAL GUIDANCE

ImmunoGen will provide an update on the Company’s 2019 financial guidance following the completion of the operational review.

CONFERENCE CALL INFORMATION

ImmunoGen will hold a conference call today at 8:00 am ET to discuss these results. To access the live call by phone, dial 323-994-2093; the conference ID is 8980567. The call may also be accessed through the Investors section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through May 17, 2019.

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days. We call this our commitment to “target a better now.” The Company has built a productive platform generating a broad pipeline of ADCs targeting solid tumors and hematologic malignancies.

Learn more about who we are, what we do, and how we do it at www.immunogen.com.

Kadcyla® and Avastin® are registered trademarks of Genentech, a member of the Roche Group.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements based on management's current expectations. These statements include, but are not limited to, ImmunoGen's expectations related to: the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company's and its collaboration partners' product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen's actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen's and the Company's collaboration partners' research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen's ability to financially support its product programs; ImmunoGen's dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed with the Securities and Exchange Commission.

INVESTOR RELATIONS CONTACT

Sarah Kiely

781-895-0600

sarah.kiely@immunogen.com

MEDIA CONTACT

Courtney O’Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com

SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS

Cash and cash equivalents	$270,396	$262,252
Other assets	53,529	33,129

Total assets	$323,925	$295,381

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

Current portion of deferred revenue	$317	$317
Other current liabilities	61,109	70,343
Long-term portion of deferred revenue	145,693	80,485
Other long-term liabilities	144,410	133,264
Shareholders' (deficit) equity	(27,604)	10,972

Total liabilities and shareholders' (deficit) equity	$323,925	$295,381

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended
	March 31,
	2019	2018

Revenues:
Non-cash royalty revenue	$8,488	$7,190
License and milestone fees	79	11,540
Research and development support	17	383
Clinical materials revenue	-	702

Total revenues	8,584	19,815

Expenses:
Research and development	38,893	44,831
General and administrative	10,778	9,995
Restructuring charge	559	1,731

Total operating expenses	50,230	56,557

Loss from operations	(41,646)	(36,742)

Non-cash interest expense on liability related to sale of future royalty & convertible bonds	(3,432)	(3,046)
Interest expense on convertible bonds	(24)	(24)
Other income, net	1,351	1,199

Net loss	$(43,751)	$(38,613)

Net loss per common share, basic and diluted	$(0.30)	$(0.30)

Weighted average common shares outstanding, basic and diluted	147,813	130,619